FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

----------------------------------------------------------------------------
1.  Name and Address of Reporting Person

       Choti                       Joseph                       F.
    ------------------------------------------------------------------------
       (Last)                      (First)                    (Middle)

        210 Sandy Ridge - Mt Airy Road
    ------------------------------------------------------------------------
                                  (Street)

       Stockton                      NJ                         08559
    -----------------------------------------------------------------------
       (City)                      (State)                      (Zip)

----------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)
    8/02/00

----------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

----------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol
    ScreamingMedia Inc.   SCRM
----------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (X) Officer (give title below)
    (  ) Other (specify title below)

     Chief Technical Officer
     ------------------------------------

-----------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

-----------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ---  Form filed by More than One Reporting Person

=============================================================================
TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

---------------------------------------------------------------------------
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]


=============================================================================
TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)
(i)     Stock options - rt to buy
(ii)    Stock options - rt to buy
(iii)   Stock options - rt to buy

-----------------------------------------------------------------------------
2. Date Exercisable and Expiration Date (Month/Day/Year)

   (i)    10/4/99 (1)                         (i)   10/4/04
  (ii)    10/4/99 (2)                        (ii)   10/4/04
  (iii)   5/1/00  (3)                       (iii)   5/1/05
    ------------------------              -------------------------
         Date Exercisable                       Expiration Date
-----------------------------------------------------------------------------
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

  (i)     Common Stock                                (i)   134,921
  (ii)    Common Stock                               (ii)    67,460
 (iii)    Common Stock                               (iii)   67,460
   --------------------------------        -------------------------------
           Title                              Amount or Number of Shares

-----------------------------------------------------------------------------
4. Conversion or Exercise Price of Derivative Security

   (i)   $2.59
  (ii)   $2.59
 (iii)   $2.60
-----------------------------------------------------------------------------
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

(i)     D
(ii)    D
(iii)   D
-----------------------------------------------------------------------------
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   (i)   N/A
  (ii)   N/A
 (iii)   N/A

=============================================================================

   EXPLANATION OF RESPONSES:

        (1)    Vests over three years in three equal annual installments.

        (2)    Vests over three years in three equal annual installments.

        (3) Vests over two and a half; 33% vests on 10/4/00 and the remainder vests in two substantially equal annual installments on and 10/4/01 10/04/02.



       /s/ Joseph Choti                                 8/2/00
    -------------------------------                   ----------
   **  SIGNATURE OF REPORTING PERSON                      DATE


-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
===========================================================================